Exhibit 99.1



              FOR IMMEDIATE RELEASE

              Tom R. Thoren
              Vice President, External Affairs
              856-566-4026
              www.amwater.com




                       AMERICAN WATER WORKS ANTICIPATES
                           COMPLETION OF ACQUISITION


VOORHEES, N.J., January 9, 2003 - American Water Works Company, Inc. (NYSE:AWK), announced today that it anticipates its acquisition by Thames Water, the water division of RWE, to close before the opening of trading on the New York Stock Exchange on Friday, January 10, 2003.

A further announcement will follow the completion of the acquisition and until that time no additional comment will be made.

ABOUT AMERICAN WATER WORKS
American Water Works is the largest publicly traded US Corporation devoted exclusively to the business of water. Its 6,600 employees provide water, wastewater and other related services to 15 million people in 27 states and three Canadian provinces.


       Forward looking statements in this report, including, without limitation, statements relating to the Company's plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. These factors include, among others, the following: the success of pending applications for rate increases, inability to obtain, or to meet conditions imposed for, regulatory approval of pending acquisitions, weather conditions that tend to extremes of temperature or duration; availability, terms and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with governmental regulations, particularly those affecting the environment and water quality; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation; changes in business strategy or plans; quality of management; general economic and business conditions; the ability to satisfy the conditions to closing set forth in the definitive agreement; and other factors described in filings of the Company with the SEC. The Company undertakes no obligation to publicly update or revise any forward looking statement, whether as a result of new information, future events or otherwise.

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